UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.  )
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ACTUATE CORPORATION

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PURPOSE OF MEETING
VOTING RIGHTS AND SOLICITATION OF PROXIES
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
2007 COMPENSATION OF NON-EMPLOYEE DIRECTORS
EQUITY COMPENSATION PLAN INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION AND RELATED INFORMATION
Compensation Discussion and Analysis
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option Exercises and Stock Vested
Pension Benefits
Nonqualified Deferred Compensation
Termination of Employment and Change in Control Agreements
CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE COMPENSATION COMMITTEE
REPORT OF THE AUDIT COMMITTEE
STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING
OTHER MATTERS

ACTUATE CORPORATION
2207 Bridgepointe Parkway, Suite 500
San Mateo, California 94404

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 21, 2008

To our Stockholders:

The Annual Meeting of Stockholders of Actuate Corporation (the “Corporation” or “Actuate”) will be held at Actuate’s corporate headquarters, located at 2207 Bridgepointe Parkway, Suite 500, San Mateo, California 94404, on Wednesday, May 21, 2008, at 9:00 a.m. for the following purposes:

1. To elect six directors of the Board of Directors to serve until the next Annual Meeting or until their successors have been duly elected and qualified;

2. To ratify the appointment of KPMG LLP as the Corporation’s Independent Registered Public Accountants for the fiscal year ending December 31, 2008; and

3. To transact such other business that may be approved by the Board of Directors or may otherwise properly come before the Annual Meeting.

The foregoing items of business are more fully described in the attached Proxy Statement.

Only stockholders of record at the close of business on April 7, 2008 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at Actuate’s headquarters located at 2207 Bridgepointe Parkway, Suite 500, San Mateo, California 94404, during ordinary business hours for the ten-day period prior to the Annual Meeting.

By Order Of The Board Of Directors,

Nicolas C. Nierenberg
Chairman of the Board
and Chief Architect

San Mateo, California
April 16, 2008

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

ACTUATE CORPORATION
2207 Bridgepointe Parkway, Suite 500
San Mateo, California 94404

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 21, 2008

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Actuate Corporation (“Actuate” or the “Corporation”) for the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Actuate’s corporate headquarters located at 2207 Bridgepointe Parkway, Suite 500, San Mateo, California 94404, on Wednesday, May 21, 2008, at 9:00 a.m., and at any adjournment or postponement of the Annual Meeting. These proxy materials were first mailed to stockholders on or about April 16, 2008.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Actuate’s Common Stock is the only type of security entitled to vote at the Annual Meeting. On April 7, 2008, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 60,496,508 shares of Common Stock outstanding. Each stockholder of record on April 7, 2008 is entitled to one vote for each share of Common Stock held by such stockholder on April 7, 2008. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum Required

Fifty percent (50%) of Actuate’s issued and outstanding Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes Required

Proposal 1.  Directors are elected by a plurality of the affirmative votes of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. The six nominees for director receiving the highest number of affirmative votes will be elected. Withheld votes and broker non-votes will have no effect in the outcome of the election of directors.

Proposal 2.  Ratification of the appointment of KPMG LLP as Actuate’s Independent Registered Public Accountants for the fiscal year ending December 31, 2008 requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote on Proposal 2. An abstention on Proposal 2 has the effect of a vote against the proposal because it requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting. Broker non-votes will have no effect on the outcome of Proposal 2 because shares represented by such broker non-votes are not considered present and entitled to vote with respect to the matter.

Proxies

Whether or not you are able to attend the Annual Meeting, you are urged to complete and return the enclosed proxy, which is solicited by Actuate’s Board of Directors and which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted FOR the nominees of the Board of Directors as set forth in Proposal 1 and FOR Proposal 2 and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting. You may also revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary of Actuate Corporation at Actuate’s principal executive offices before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

Solicitation of Proxies

Actuate will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional soliciting material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, Actuate may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by directors, officers, employees, or at Actuate’s request, The Altman Group (“AG”) a professional proxy solicitation firm. No additional compensation will be paid to directors, officers or employees for such services, but AG will be paid its customary fee, estimated to be $1,870, for search and distribution services.

PROPOSAL 1

ELECTION OF DIRECTORS

The directors who are being nominated for re-election to the Board of Directors (the “Nominees”), their ages as of April 1, 2008, their positions and offices held with Actuate and certain biographical information are set forth below. In the event any Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware of any Nominee who is unable or will decline to serve as a director. The six Nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of Actuate to serve until the next Annual Meeting or until their successors have been duly elected and qualified.

Nominees	Positions and Offices Held with Actuate

Nicolas C. Nierenberg	Chairman of the Board and Chief Architect
Peter I. Cittadini	Director, President and Chief Executive Officer
George B. Beitzel	Director
Kenneth E. Marshall	Director
Arthur C. Patterson	Director
Steven D. Whiteman	Director

Nicolas C. Nierenberg, 51, has been Chairman of the Board of Directors since he co-founded Actuate in November 1993 and became its Chief Architect in August 2000. Mr. Nierenberg was also Chief Executive Officer of Actuate from November 1993 until August 2000 and President from November 1993 until October 1998. Prior to founding Actuate, from April 1993 to November 1993, Mr. Nierenberg worked as a consultant for Accel Partners, a venture capital firm, evaluating investment opportunities in the enterprise software market. Prior to that, Mr. Nierenberg co-founded Unify Corporation, which develops and markets relational database development tools. Mr. Nierenberg held a number of positions at Unify including, Chairman of the Board of Directors, Chief Executive Officer, President, Vice President, Engineering and Chief Technical Officer. Mr. Nierenberg is currently a director for privately held companies AwarePoint Corporation, Aptana, Inc. and Photoleap, Inc., and is a member of the Board of Trustees for The Burnham Institute, a non-profit organization.

Peter I. Cittadini, 52, has been a director of Actuate since February 1999. Mr. Cittadini has been Chief Executive Officer of Actuate since August 2000 and has been its President since October 1998. Mr. Cittadini was also Actuate’s Chief Operating Officer from October 1998 until August 2000 and served as Actuate’s Executive

Vice President from January 1995 to October 1998. From 1992 to 1995, Mr. Cittadini held a number of positions at Interleaf, Inc., an enterprise software publishing company, including Senior Vice President of Worldwide Operations responsible for worldwide sales, marketing, customer support and services. From 1985 to 1991, Mr. Cittadini held a number of positions at Oracle Corporation, including Vice President, Northeast Division.

George B. Beitzel, 79, has been a director of Actuate since February 2000. From 1955 until his retirement in 1987, Mr. Beitzel held numerous positions at IBM, including serving as a member of the IBM Board of Directors and Corporate Office. During his career, Mr. Beitzel has served as a director of a number of companies including Datalogix, FlightSafety, Phillips Petroleum, Roadway Express, Rohm & Haas and Square D. Mr. Beitzel currently serves as director of Bitstream, Inc., Computer Task Group, Inc., and Gevity HR, Inc. Mr. Beitzel also currently serves as a director of Deutsche Bank Trust Company Americas, a wholly owned subsidiary of Deutsche Bank AG for thirty years.

Kenneth E. Marshall, 55, has been a director of Actuate since January 2001. Mr. Marshall is Chairman of the Board of Directors and CEO of Extraprise, Inc., a provider of integrated customer relationship management solutions, which he founded in April 1997. From November 1995 to November 1996, Mr. Marshall served as President and COO of Giga Information Group, an information technology advisory company. From January 1990 to June 1995, Mr. Marshall served as President and CEO of Object Design, Inc., an object-oriented database company. From March 1985 to December 1989, Mr. Marshall worked for Oracle Corporation, where he served as an Oracle group Vice President and was the founder of Oracle’s consulting services business. Mr. Marshall currently serves as a director of privately held company StreamBase Systems.

Arthur C. Patterson, 64, has been a director of Actuate since November 1993 and was appointed lead outside director in May 2004. Mr. Patterson is a partner of Accel Partners, a venture capital firm, which he founded in 1983. Mr. Patterson currently serves as a director of iPass Inc., MetroPCS Communications, Inc. and several privately held enterprise software and communications companies.

Steven D. Whiteman, 57, has been a director of Actuate since April 1998. Since January 2005, Mr. Whiteman has worked as an independent consultant. From May 2001 to December 2004, Mr. Whiteman was President and Chief Executive Officer of Intesource, Inc., a privately held procurement solutions company, where he currently serves on the board of directors. From June 2000 to May 2002, Mr. Whiteman worked as an independent consultant. From June 1997 to June 2000, Mr. Whiteman held a number of positions, including Chairman of the Board, Chief Executive Officer and President at Viasoft, Inc., a software application and services company. In addition to serving as a director of Intesource, Mr. Whiteman currently serves as a director of privately held company Netpro Computing and as a director of Unify Corporation.

Board of Directors Meetings and Committees

The Board of Directors held six meetings during the fiscal year ended December 31, 2007. During 2007, no director attended fewer than seventy-five percent of the aggregate of (i) the total number of meetings of the Board of Directors held during the period he served as a Director and (ii) the total number of meetings held by committees of the Board on which he served, during the periods that he served.

The Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance/Nominating Committee.

Audit Committee — The principal functions of the Audit Committee are to monitor the integrity of Actuate’s financial statements; oversee the accounting and financial reporting process and the systems of internal accounting and financial controls; review the qualifications (including independence) and performance of the Independent Registered Public Accountants; and oversee compliance with Actuate’s ethics policies and applicable legal and regulatory requirements. The Audit Committee met five times during 2007. The Audit Committee acts pursuant to a written charter adopted by the Board which can be viewed at www.actuate.com. Messrs. Beitzel, Marshall and Whiteman serve on the Audit Committee and the Board has determined that each of them is an independent director under the applicable listing standards of Nasdaq. The Board has determined that Mr. Whiteman is an audit committee financial expert as defined in the rules of the Securities and Exchange Commission.

Compensation Committee — The Compensation Committee reviews and sets the compensation for Actuate’s Chief Executive Officer and certain of its other executive officers, evaluates the performance of the executive officers, and oversees the administration of Actuate’s equity compensation plans. The Compensation Committee reviews and recommends to the Board of Directors the compensation of the non-employee directors. The Compensation Committee met four times during 2007. The Compensation Committee acts pursuant to a written charter adopted by the Board that can be viewed at www.actuate.com. Messrs. Beitzel, Marshall and Whiteman serve on the Compensation Committee and the Board has determined that each of them is an independent director under the applicable listing standards of Nasdaq.

The Compensation Committee is authorized to use independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Corporation’s executive officers and other key employees and non-employee directors. In 2007, the Compensation Committee engaged the compensation consulting firm Compensia to identify Actuate’s peer group for compensatory purposes, to help it determine appropriate levels of compensation for its executive officers and to otherwise provide advice about executive compensation best practices.

In determining or recommending the amount or form of executive officer compensation each year, the Compensation Committee generally considers the recommendations of compensation consultants engaged by Actuate and/or the Compensation Committee, compensation surveys, such as Radford Group surveys and the High-Tech Executive TDC Survey and recommendations from Actuate’s Chief Executive Officer with respect to the compensation of other executive officers based on his annual review of their performance.

Corporate Governance/Nominating Committee — The Corporate Governance/Nominating Committee is responsible for overseeing Actuate’s corporate governance policies and processes and evaluating and recommending qualified candidates to election to the Board of Directors. The Corporate Governance/Nominating Committee met twice during 2007. The Corporate Governance/Nominating Committee acts pursuant to a written charter adopted by the Board that can be viewed on our website at www.actuate.com. Messrs. Beitzel, Marshall and Whiteman serve on the Corporate Governance/Nominating Committee and the Board has determined that each of them is an independent director under the applicable listing standards of Nasdaq.

The Corporate Governance/Nominating Committee does not have a formal policy with regard to the process for identifying and evaluating director nominees. The Corporate Governance/Nominating Committee will give the same consideration to director candidates recommended by the Corporation’s stockholders as those candidates recommended by others. To recommend a candidate for the Corporate Governance/Nominating Committee’s consideration, a stockholder should submit the candidate’s name and qualifications to the Corporation’s corporate secretary in writing at the following address: 2207 Bridgepointe Parkway, Suite 500, San Mateo, CA 94404. To date, Actuate has not received director candidates recommended by its stockholders and the Board of Directors believes that it could appropriately address any such recommendations received without a formal policy.

Stockholders may communicate with the Board of Directors by sending a letter to the Corporation’s corporate secretary at the following address: 2207 Bridgepointe Parkway, Suite 500, San Mateo, California 94404. Stockholders who would like their submission directed to a particular member of the Board of Directors by the corporate secretary may so specify.

The Board of Directors has determined that, except as noted below, all members of the Board are “independent directors” within the meaning of the applicable listing standards of Nasdaq. Messrs. Cittadini and Nierenberg are not considered independent because they are executive officers of Actuate.

Although Actuate does not have a formal policy regarding attendance by members of the Board of Directors at annual meetings of stockholders, directors are encouraged to attend annual meetings. No directors attended the 2007 annual meeting of stockholders.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED HEREIN.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected KPMG LLP, Independent Registered Public Accountants (“KPMG”) as Actuate’s Independent Registered Public Accountants for 2008. Representatives from KPMG are expected to be at the Annual Meeting. They will have the opportunity to make a statement and will be available to respond to appropriate stockholder questions.

The affirmative vote of the holders of a majority of shares present or represented by proxy and entitled to vote on this proposal will be required to ratify the appointment of KPMG. In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors has concluded that such a change would be in Actuate’s and its stockholders’ best interests.

Principal Accounting Fees and Services

During fiscal years 2007 and 2006, we retained KPMG to provide services in the following categories and amounts:

Fee Category	2007	2006

Audit Fees	$1,412,951	$1,853,121
Audit-Related Fees	—	47,500
Tax Fees	—	—
All Other Fees	—	—

Total	$1,412,951	$1,900,621

Audit fees include the audit of Actuate’s annual financial statements, review of financial statements included in each of our Quarterly Reports on Form 10-Q, and services that are normally provided by KPMG in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

Tax fees consist of fees for professional services for tax compliance, tax advice and tax planning. This category includes fees related to the preparation and review of federal, state and international tax returns and assistance with tax audits.

All other fees include assurance services not related to the audit or review of our financial statements.

The Audit Committee determined that the rendering of non-audit services by KPMG is compatible with maintaining the independence of KPMG.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

2007 COMPENSATION OF NON-EMPLOYEE DIRECTORS

The following table sets forth certain information regarding the compensation of each non-employee director for the 2007 fiscal year. The Corporation does not sponsor any non-equity incentive plan, pension plan, or non-qualified deferred compensation plan for its non-employee directors. No stock or stock-based awards other than stock options were granted to the non-employee directors in 2007, and no stock awards other than option grants were held by non-employee directors in 2007.

	Fees Earned
	or Paid in Cash	Option Awards	Total
Name	($)(1)	($)(2)(3)	($)
(a)	(b)	(c)	(d)

George B. Beitzel	50,000	99,131	149,131
Kenneth E. Marshall	50,000	98,983	148,983
Arthur C. Patterson	50,000	98,393	148,393
Steven D. Whiteman	50,000	98,393	148,393

(1)	Consists of the annual cash retainer fees paid to non-employee directors for service as members of the Corporation’s Board of Directors. For further information concerning such fees, see the section below entitled “Director’s Annual Cash Retainer Fees.”

(2)	The amounts in column (c) reflect the compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with Statement of Financial Accounting Standards No. 123 revised (“SFAS 123(R)”), with respect to the outstanding stock option awards made to non-employee directors for service on the Corporation’s Board of Directors, whether those awards were made in 2007 or any earlier fiscal year. The reported amounts are based on the grant date fair value of each of those options and have not been adjusted for the potential impact of estimated forfeitures. Assumptions used in the calculation of the SFAS 123(R) cost are included in Note 1 of the Notes to Consolidated Financial Statements in our 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2007. The grant date fair value of each of the stock options granted to the non-employee directors during 2007, computed in accordance with SFAS 123(R), was $100,580. For further information concerning such equity awards, see the section below entitled “Equity Compensation.”

(3)	As of December 31, 2007, the following non-employee directors held options to purchase the following number of shares of the Corporation’s common stock: George B. Beitzel 290,000 shares; Kenneth E. Marshall 337,500 shares; Arthur C. Patterson 270,000 shares and Steven D. Whiteman 280,212 shares. The options were granted under either the Corporation’s 1998 Plan or the Corporation’s 1998 Non-Employee Directors Plan (the “Directors’ Plan”). For further information concerning the grant of options to non-employee directors under such plans, see the section below entitled “Equity Compensation”.

Directors’ Annual Cash Retainer Fees

In 2007, Messrs. Beitzel, Marshall, Patterson and Whiteman each received a cash retainer of $50,000 for their service as non-employee directors. Directors were also reimbursed for reasonable expenses incurred in connection with their attendance at a board or committee meeting.

Equity Compensation

2006 Grants and Grants in Prior Years Pursuant to the Directors’ Plan

In 2006 and in prior years, each individual who first joined the Board of Directors as a non-employee director, whether through election or appointment, automatically received an option award under the Directors’ Plan to purchase 80,000 shares of Common Stock. Such initial automatic option grant vested and became exercisable as to 25% of the shares after one year of Board service and the balance of the shares vested and became exercisable in a series of 36 equal monthly installments over the 36 month period measured from the first anniversary of the option grant date, provided the non-employee Board member continued his or her Board service throughout each such vesting date. In addition, at each annual stockholders’ meeting during that period, each continuing non-employee director was automatically granted at that meeting, whether or not standing for re-election at that particular meeting, a stock option under the Director’s Plan to purchase 10,000 shares of Common Stock, which became fully vested and exercisable upon completion of one year of Board service measured from the date of grant. Each option had an exercise price set equal to the fair market value of the Common Stock on the automatic grant date and a maximum term of ten years, subject to earlier termination following the optionee’s cessation of Board service. However, vesting automatically accelerated in full upon (i) an approved acquisition of Actuate by merger or consolidation, (ii) sale of all or substantially all of Actuate’s assets, (iii) the successful completion of a tender or exchange offer for securities possessing more than fifty percent (50%) of the total combined voting power of Actuate’s outstanding securities, or (iv) the death or disability of the optionee while serving as a Board member.

2007 Awards 2008 Awards and Future Awards Pursuant to the 1998 Plan

In March 2007, the Board of Directors amended the stock option award program for non-employee directors under the Directors’ Plan to change the number of options granted in the initial and annual awards to non-employee directors, beginning with the awards to be made at the 2007 Annual Meeting. The amendment reduced the number of options to be granted to each individual who first joins the Board as a non-employee director from 80,000 options to 40,000 options and increased the number of options to be automatically granted to each continuing non-employee Board member at each annual stockholders’ meeting from 10,000 options to 25,000 options. All other terms of the non-employee director program, including vesting schedules for the initial award and the automatic annual award remained unchanged.

All directors are eligible to receive option awards under Actuate’s Amended and Restated 1998 Equity Incentive Plan (the “1998 Plan”).

In January 2008, the Board of Directors resolved that starting with the awards to be made at the 2008 Annual Meeting all awards to the non-employee directors shall be made under the 1998 Plan rather than the Director’s Plan. All other terms of the non-employee director program, including vesting schedules for the initial award and the automatic annual award remain unchanged.

Additional Director Grants

Nicolas C. Nierenberg, Chairman of the Board and Chief Architect, is an executive officer who does not receive additional compensation for services provided as Chairman of the Board. As of February 29, 2008, Mr. Nierenberg held options to purchase 178,522 shares of the Corporation’s common stock under the 1998 Plan and 300,000 options to purchase shares of the Corporation’s common stock under the 2001 Plan, some of which would continue to vest if Mr. Nierenberg provided services to the Company solely in his capacity as a director.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2007 with respect to shares of our Common Stock that may be issued under our existing equity compensation plans. The table does not include information with respect to shares of our Common Stock subject to outstanding options granted under equity compensation plans or option agreements assumed by us in connection with our acquisitions of the companies that originally granted those options. However, footnote (1) to the table sets forth the total number of shares of our Common Stock issuable upon the exercise of those assumed options as of December 31, 2007, and the weighted average exercise price of those options. No additional options may be granted under those assumed plans.

	Number of		Weighted Average
	Securities to be		Exercise Price of	Number of Available
	Issued Upon		Outstanding Options	Securities Remaining for
Plan Category	Exercise of Options		($)	Future Issuance

Equity Compensation plans approved by stockholders(2)	18,017,020	(3)	3.52	13,574,513	(4)
Equity Compensation plans not approved by stockholders(5)	719,439		1.87	714,288
Total	18,736,459		3.45	14,288,801

(1)	As of December 31, 2007 a total of 12,687 shares of Common Stock were issuable upon exercise of outstanding options assumed in connection with acquisitions. The weighted average exercise price of the outstanding options is $2.94 per share. No additional options may be granted under any of those assumed plans.

(2)	Consists of three plans: the 1998 Plan, the Directors’ Plan and the Amended and Restated 1998 Employee Stock Purchase Plan (the “Purchase Plan”).

(3)	Excludes purchase rights accruing under the Purchase Plan. Under the Purchase Plan, each eligible employee may purchase shares of Actuate’s Common Stock, subject to a maximum number of shares per offering period (currently 500 or 1000 shares based on the start date of the offering period), at each semi-annual purchase date within that offering period (the last business day of January and July each year) at a purchase price per share equal to eighty-five percent (85%) of the lower of (i) the closing selling price per share of Common Stock on the date immediately preceding the start date of the offering period in which that semi-annual purchase date occurs and (ii) the closing selling price per share of Common Stock on the semi-annual purchase date.

(4)	This number includes shares available for future issuance under the 1998 Plan, the Directors’ Plan and the Purchase Plan. As of December 31, 2007 an aggregate of 11,815,287 shares of common stock under the 1998 Plan, 230,000 shares of common stock under the Directors’ Plan and 1,529,226 shares of common stock under the Purchase Plan were available for issuance. The number of shares of common stock available for issuance under the Purchase Plan automatically increases on January 1st of each calendar year by an amount equal to the lesser of (i) 2% of Actuate’s outstanding shares of common stock as of December 31st of the immediately preceding calendar year or (ii) 600,000 shares. The number of shares of common stock available for issuance under the 1998 Plan automatically increases on January 1st of each calendar year by an amount equal to the lesser of (i) 5% of Actuate’s outstanding shares of common stock as of December 31st of the immediately preceding calendar year or (ii) 2,800,000 shares. Shares may be issued under the 1998 Plan in the form of stock options, stock appreciation rights, restricted stock, restricted stock units or performance shares, although all awards to date under such plan have been in the form of option grants.

(5)	Consists of our 2001 Supplemental Stock Plan. See Note 9 of the Notes to Consolidated Financial Statements in our 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2008 for a description of such plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 29, 2008, certain information with respect to shares beneficially owned by (i) each person who is known by Actuate to be the beneficial owner of more than five percent of Actuate’s outstanding shares of Common Stock, (ii) each of Actuate’s directors, (iii) each of Actuate’s executive officers and (iv) all directors and executive officers as a group. Except for shares of Actuate common stock held in brokerage accounts which may from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from such accounts, none of the shares reported as beneficially owned are pledged as security for any outstanding loan or indebtedness.

	Shares Beneficially Owned(1)
	Number of	Percentage of
Name and Address of Beneficial Owner	Shares	Total

Columbia Wanger Asset Management, L.P.(2) 227 West Monroe Street, Suite 3000 Chicago, IL 60606	5,000,000	8.3
Ashford Capital Management, Inc.(4) P.O. Box 4172 Wilmington, DE 19807	3,540,230	5.9
Barclays Global Investors(3) 45 Fremont Street San Francisco, CA 94105	3,529,730	5.9
Peter I. Cittadini(5)	5,239,207	8.7
Nicolas C. Nierenberg(6)	1,129,541	1.9
Daniel A. Gaudreau(7)	1,539,546	2.6
Ilene M. Vogt(8)	1,194,082	2.0
N. Nobby Akiha(9)	605,024	1.0
Mark A. Coggins(10)	304,688	*
George B. Beitzel(11)	275,000	*
Kenneth E. Marshall(12)	312,500	*
Arthur A. Patterson(13)	1,915,870	3.2
Steven D. Whiteman(14)	245,000	*
All current directors and executive officers as a group (10 persons)(15)	12,760,458	21.2

*	Less than 1%

(1)	This table is based upon information supplied by executive officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. Applicable percentages are based on 60,057,467 shares outstanding on February 29, 2008, adjusted as required by rules promulgated by the Commission. Unless otherwise indicated, the business address of each beneficial owner listed is 2207 Bridgepointe Parkway, Suite 500, San Mateo, CA 94404.

(2)	Based on Schedule 13G/A filed with the Securities and Exchange Commission for the year ended December 31, 2007.

(3)	Based on Schedule 13G/A filed with the Securities and Exchange Commission for the year ended December 31, 2007. Together, Barclays Global Investors, NA. owns 2,645,443 shares of Common Stock and Barclays Global Fund Advisors owns 884,287 shares of Common Stock.

(4)	Based on Schedule 13G/A filed with the Securities and Exchange Commission for the year ended December 31, 2007.

(5)	Includes options exercisable for 3,942,740 shares of Common Stock within 60 days after February 29, 2008.

(6)	Includes options exercisable for 482,689 shares of Common Stock within 60 days after February 29, 2008.

(7)	Includes options exercisable for 1,405,997 shares of Common Stock within 60 days after February 29, 2008.

(8)	Includes options exercisable for 1,005,773 shares of Common Stock within 60 days after February 29, 2008.

(9)	Includes options exercisable for 590,625 shares of Common Stock within 60 days after February 29, 2008.

(10)	Includes options exercisable for 304,688 shares of Common Stock within 60 days after February 29, 2008.

(11)	Includes options exercisable for 265,000 shares of Common Stock within 60 days after February 29, 2008.

(12)	Represents options exercisable for 312,500 shares of Common Stock within 60 days after February 29, 2008.

(13)	Includes 40,000 shares held by Patterson Family Foundation, 345,960 shares held by Ellmore C. Patterson Partners, and 549,940 shares held by ACP Family Partnership. Mr. Patterson, a director of Actuate, is the general partner of Ellmore C. Patterson Partners, the general partner of ACP Family Partnership and the trustee of Patterson Family Foundation. Mr. Patterson disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Also includes options exercisable into 245,000 shares of Common Stock within 60 days of February 28, 2007.

(14)	Represents options exercisable into 245,000 shares of Common Stock within 60 days after February 29, 2008.

(15)	Includes options exercisable for 8,800,012 shares of Common Stock within 60 days after February 29, 2008.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Introduction  It is our intent in this Compensation Discussion and Analysis to inform our stockholders of the policies and objectives underlying the compensation programs for our executive officers. Accordingly, we will address and analyze each element of the compensation provided to our chief executive officer (“CEO”) our chief financial officer (“CFO”) and the other executive officers named in the Summary Compensation Table which follows this discussion. We will also discuss how each element of compensation relates to the other elements of compensation. We are engaged in a very competitive industry and our success depends upon our ability to attract and retain qualified executives through competitive compensation packages. The Compensation Committee administers the compensation programs for our executive officers with this competitive environment in mind. However, we believe that the compensation paid to our executive officers should also be substantially dependent on our financial performance and the value created for our stockholders. In furtherance of that objective, the Compensation Committee utilizes our compensation programs to provide meaningful incentives for the attainment of our short-term and long-term strategic objectives and thereby reward those executive officers who make a substantial contribution to the attainment of those objectives.

Compensation Policy for Executive Officers  We have designed the various elements comprising our executive officer compensation packages to achieve the following objectives:

•	tie a substantial portion of such compensation to personal performance, the financial performance of Actuate and the executive’s contributions to Actuate’s performance;

•	attract, retain, motivate and engage highly skilled and experienced individuals who excel in their field; and

•	help align the interests of Actuate’s executive officers and stockholders.

Each executive officer’s total direct compensation package is comprised of three elements: (i) base salary and perquisites; (ii) a non-equity incentive plan award at a stated percentage of the executive officer’s base salary; and (iii) long-term equity incentive awards in the form of stock option grants. In determining the appropriate level for each element of such compensation, the Compensation Committee has generally followed the practice of setting the level of total direct compensation for our executive officers at between the 50th and 75th percentiles based on relevant market data. The Compensation Committee reviews and evaluates the level of Actuate’s performance, each executive officer’s level of individual performance, tenure, past employment experience, potential to contribute to Actuate’s future growth and compensation history. Based on these factors, an executive officer’s actual compensation may be set closer to the 50th percentile or to the 75th percentile (or in limited cases, such as for our CFO, above the 75th percentile). Consistent with our philosophy of emphasizing pay for performance, a cash performance bonus constitutes a significant percentage of an executive’s overall compensation such that the cash component is designed to pay above target when Actuate exceeds its goals and below target when Actuate does not achieve its goals.

Comparative Framework  The Compensation Committee has retained Compensia, an independent compensation consultant, to identify Actuate’s peer group, to help it determine compensation levels between the 50th percentile to 90th percentile at the peer group companies and to otherwise provide advice about executive compensation best practices.

Compensia and the Compensation Committee together determine Actuate’s peer group and an appropriate mix of forms of compensation intended to place Actuate’s CEO and CFO between the 50th percentile and 75th percentile of that peer group. The Compensation Committee and Compensia gathered data for its comparisons from the Radford October 2006 High-Tech Executive Survey (Revenue $50,000,000-$200,000,000) and Compensia’s proprietary high-tech industry executive compensation survey (Revenue less than $250,000,000). For purposes of determining 2006 compensation, our peer group consisted of 22 software companies with revenues of $250,000,000 or less. In December 2006, 17 software companies with revenues of approximately $250,000,000 or less were selected as part of Actuate’s peer group for purposes of determining 2007 compensation. In addition, based on the Company’s current product line and advice from Compensia, the Compensation Committee determined that it was advisable to include 7 “business intelligence” companies with revenues of approximately $250,000,000 or less in the peer group. The 23 companies which comprised the peer group for 2007 were:

Software Peers		Business Intelligence Peers

Advent Software	Macrovision	Concurrent Computer Corporation
Agile Software	Napster	Echelon Corporation
Blackbaud	Opentv	Essex Corporation
Bottomline Technologies	Secure Computing	MapInfo Corporation
Embarcadero Technologies	Sonic Solutions	Pegasystems
Informatica	Vignette	Rentrak Corporation
InterVideo	Webmethods	SPSS
Interwoven	Websense

In October, 2007 the peer group selected by Compensia and the Compensation Committee was again updated (the “Updated Peer Group”). Six companies were deleted from the peer group due to acquisitions (Agile Software, Embarcadero Technologies, InterVideo, MapInfo, Essex and webMethods), two companies were deleted from the peer group due to an increase in their annual revenue (Informatica and Macrovision) and S1 was added to the peer group because it met the industry and revenue size criteria.

For other executive officers, Actuate’s Human Resources department surveyed compensation practices of United States high tech companies in the $50,000,000 to $199,000,000 revenue range using Radford’s Executive Survey results. For 2007, Actuate’s Human Resources department reviewed each executive officer’s base salary and annual non-equity incentive award to determine where their cash compensation fell in a range from the 50th percentile to just over the 75th percentile of the levels in effect for comparable positions at Actuate’s Radford peer group. Based on this information, Actuate’s CEO recommended an appropriate increase to the base salary of each executive officer other than the CEO and CFO depending on the executive officer’s performance, tenure, and past employment experience. The Compensation Committee in consultation with Compensia then reviewed the CEO’s recommendations and either revised or approved them based on what the Compensation Committee believed was the appropriate level of total direct compensation and the appropriate mix of base salary and perquisites, a non-equity incentive plan award and a long-term stock-based incentive award.

The net result for the 2007 fiscal year was to bring the total direct cash compensation of the executive officers to approximately the following percentiles of total direct cash compensation of the relevant survey data:

Executive Officer	Percentile

Peter I. Cittadini	75th
Daniel A. Gaudreau	>75th
Ilene M. Vogt	75th
Mark A. Coggins	50th
N. Nobby Akiha	50th

Elements of Compensation  Each of the three major elements comprising an executive officer’s compensation package (base salary and perquisites, non-equity incentive plan award and long-term equity incentive plan award) is designed to achieve one or more of our overall objectives in fashioning a competitive level of compensation, tying compensation to the attainment of one or more of our strategic business objectives and establishing a meaningful and substantial link between each executive officer’s compensation and our long-term financial success. We also strive to achieve an appropriate mix between cash payments and equity incentive awards in order to meet our objectives. We do not rigidly apply any apportionment goal between those two components, and no such goal controls our compensation decisions; however, we emphasize variable compensation elements that provide value to the executive officer in an amount commensurate with both the company’s and the individual’s performance. Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. In deciding on the type and amount of compensation for each executive, we focus on both current pay and the opportunity for future compensation. We combine the compensation elements for each executive in a manner we believe optimizes the executive’s contribution to the company. Each year, the Compensation Committee reviews tally sheets to confirm that total executive compensation is set at appropriate levels. The review of the tally sheets prepared with respect to 2007 fiscal year compensation did not result in any adjustments to the executive officer compensation levels set for that year. From time to time the Compensation Committee will also attempt to validate its prior decisions by reviewing Actuate’s performance relative to Actuate’s peers.

The manner in which the Compensation Committee has structured each element of compensation may be explained as follows.

Base Salary and Perquisites  Each executive officer receives an appropriate level of salary commensurate with the duties and responsibilities required to manage a company the size and stage of development as Actuate on a day to day basis. Each executive officer’s base salary was analyzed in 2007 on the basis of (i) the executive officer’s salary history; (ii) the Compensation Committee’s evaluation of the executive officer’s personal performance in the prior year based on the performance reviews that the CEO presented with respect to executive officers other than himself, (iii) the company’s actual performance as compared with pre-set goals for the prior year; and (iv) the Compensation Committee’s perception of an amount sufficient to retain the executive officer in a competitive marketplace for individuals in comparable positions. The weight given to these factors differed from individual to individual, as the Compensation Committee deemed appropriate. Base salaries for executive officers for the 2006 fiscal year ranged from the 50th percentile to the 75th percentile of the market-based salary levels in effect for comparable positions at Actuate’s peer group of companies. Based on this analysis, the Committee decided to implement base salary increases for all executive officers other than Ms. Vogt. The 2007 base salary level for the executive officers other than Ms. Vogt was increased by a low of approximately 4.35% to a high of approximately 6.6% from base salaries in effect for the 2006 fiscal year. Applying the same analytical framework as it did in 2007, the Committee implemented 2008 fiscal year base salary level increases for all executive officers ranging from a low of approximately 2.22% to a high of 11.1% from base salaries in effect for the 2007 fiscal year.

Each executive officer received the following perquisites in 2007: (a) $1,500 per month car allowance; (b) $10,000 per year toward otherwise un-reimbursed medical expenses; (c) $10,000 per year for tax and estate planning; (d) company-paid health care coverage under the company’s group health plan; and (e) $1,500 of premium payments on a policy providing up to $5,000,000 of umbrella insurance coverage. We believe these perquisites are consistent with those provided to executive officers of Actuate’s peer group and with compensation best practices generally and are an important factor in retaining Actuate’s executive officers.

2007 Non-Equity Incentive Plan Award  Actuate seeks to fairly compensate its executive officers for target-level performance and to provide an opportunity to be rewarded for outstanding performance. To this end, a significant portion of the total compensation for our executive officers is tied to achievement of financial goals that the Compensation Committee and executive management believe to be fundamental drivers of Actuate’s overall performance and that align executive management with the interests of Actuate’s stockholders. As part of this pay for performance approach, Actuate’s 2007 non-equity incentive plan requires executive officers to achieve pre-set, objective, quantitative goals in areas identified by the Compensation Committee (with respect to the CEO and CFO) and the Compensation Committee in consultation with the CEO (with respect to other executive officers) as key drivers for Actuate’s success and that align their efforts with the interests of Actuate’s stockholders. Each incentive award is set at a target level tied to a specified percentage of the executive officer’s base salary. The actual amount of the incentive award is dependent upon the level at which the performance objectives for the fiscal year are actually attained. No cash performance incentive award is paid unless Actuate meets a pre-established threshold amount of the applicable pre-set, objective goal. Actuate believes that having different metrics for its CEO and CFO versus its other executive officers benefits Actuate and its stockholders: Mr. Cittadini and Mr. Gaudreau are encouraged to control costs, increase productivity and consistently grow earnings. The other executive officers are encouraged to increase license and first year maintenance bookings, which Actuate believes to be a key driver of stockholder value.

Percentages of Base Salary

For the 2007 fiscal year, the annual target incentive awards were set as the following percentages of executive officer base salary:

	Percent of Base Salary (Annual
	Incentive Award)
Name	Threshold	Target	Max Above-Target[1]

Peter I. Cittadini	41%	70%	209%
Daniel A. Gaudreau	41%	70%	210%
Ilene M. Vogt	84%	100%	fn2
Mark A. Coggins	0%	0%	fn3
N. Nobby Akiha	0%	0%	fn3

For the 2007 fiscal year, the quarterly target incentive awards for Mr. Coggins and Mr. Akiha were set as the following percentages of base salary:

	Percent of Base Salary (Quarterly Incentive Award)
Name	Threshold	Target	Above-Target

Mark A. Coggins and N. Nobby Akiha	7.43%	8.75%	fn4

1 The Compensation Committee had discretion to grant a special bonus to Mr .Cittadini and Mr. Gaudreau if non-GAAP EPS was greater than $0.35 or if license and first year maintenance revenue exceeded $55,500,000.
2 Ms. Vogt received an annual kicker incentive award to the extent the Company exceeded her annual license and first year maintenance bookings target of $74,143,000. For each $1,000,000 of bookings greater than $74,143,000 but less than $76,143,001 Ms. Vogt earned a bonus of $30,000. For each $1,000,000 of total bookings greater than $76,143,000 but less than $78,143,001 Ms. Vogt earned a bonus of $40,000. For every additional $1,000,000 above $78,143,001 Ms. Vogt earned a bonus of $50,000.
3 Mr. Coggins and Mr. Akiha received an annual kicker bonus equal to 0.2% of their base salary for each $100,000 the Company exceeded 100% of their annual goal for license and first year maintenance bookings, which for fiscal year 2007 was $76,113,000.
4 This incentive award continued to increase on a straight line basis to the extent the Company exceeded its target.

Levels of Attainment/Targets and Goals

The goals set under the annual non-equity incentive plan for Mr. Cittadini and Mr. Gaudreau for the 2007 fiscal year were tied to pre-set levels of annual license and first year maintenance revenue and non-GAAP earnings. The specific goals at threshold, target and above target levels were as follows:

	Level of Attainment
Goal	Threshold	Target	Max Above-Target

License and first year
maintenance revenue	$41,500,000	$49,500,000	$55,500,000
non-GAAP earnings	$0.24	$0.29	$0.35

The goals set under the annual non-equity incentive plan for Ms. Vogt for the 2007 fiscal year were tied to pre-set levels of total bookings as detailed in fn2.

	Level of Attainment
Goal	Threshold	Target	Above-Target

License and first year
maintenance bookings
and professional services bookings	64,215,500	76,143,000	fn2

Ms. Vogt was entitled to an accelerator bonus as defined and detailed in footnote (2). Ms. Vogt was also entitled to a one time SPIFF bonus for the first quarter of fiscal year 2007. The SPIFF bonus was tied to pre-set levels of first year license and maintenance bookings in the first quarter of fiscal 2007 as follows: Ms. Vogt earned no SPIFF bonus if license and first year maintenance in the first quarter of fiscal 2007 was less than $9,800,000. Ms. Vogt earned a $10,000 SPIFF bonus if license and first year maintenance bookings in the first quarter of fiscal 2007 were more than $9,800,000 but less than $10,800,000. Ms. Vogt earned an additional $10,000 SPIFF bonus if license and first year maintenance bookings in the first quarter of fiscal 2007 were more $10,800,000.

The goals set under the quarterly non-equity incentive plan for Mr. Coggins and Mr. Akiha for the 2007 fiscal year were tied to pre-set levels of quarterly license and first year maintenance bookings as set forth in footnote (5).

Level of Attainment
Goal	Threshold	Target[5]	Above-Target

License and first year
maintenance bookings	85% of	100% of	greater than 100%
	quarterly goal	quarterly goal	of quarterly goal

Actual 2007 Incentive Awards

The actual incentive awards paid to each executive officer for the 2007 fiscal year reflect the level at which these pre-set, objective, quantitative goals were attained. For performance that fell between designated levels, the incentive award amount for that goal was interpolated on a straight linear basis.

2008 Incentive Awards

In December 2007, the Compensation Committee approved the 2008 non-equity incentive plan targets for all executive officers other than Mr. Cittadini and Mr. Gaudreau. For the 2008 fiscal year, the target incentive awards were set after adjustment by the Company’s CEO as the following percentages of executive officer base salary — Ms. Vogt: 100%; Mr. Coggins and Mr. Akiha: 40%.

In March 2008, after consulting with Compensia, the Compensation Committee approved the 2008 non-equity incentive plan targets for Mr. Cittadini and Mr. Gaudreau. The goals set for the 2008 fiscal year under the non-equity incentive plan for Mr. Cittadini and Mr. Gaudreau were tied to pre-set levels of license and first year maintenance

5 The 2007 quarterly license and first year maintenance bookings goals were: Q1:$13,724,000; Q2:$16,885,000; Q3: $18,142,000; Q4:$27,362,000.

revenue, non-GAAP earnings and open source driven revenue. The Compensation Committee included a new target for 2008 related to open source driven revenue. This goal is meant to encourage Mr. Cittadini and Mr. Gaudreau to drive the success of Actuate’s BIRT initiative, which the Company believes is important for its future success. For 2008, Mr. Cittadini’s and Mr. Gaudreau’s 2008 incentive awards are set at a target level tied to a specified percentage of their base salary. The actual amount of the incentive award is dependent upon the level at which the performance objectives for the fiscal year are actually attained. For the 2008 fiscal year, the target incentive awards were set as the following percentages of executive officer base salary for Mr. Cittadini and Mr. Gaudreau:

	Percent of Base Salary
Name	Threshold	Target	Max Above-Target[6]

Peter I. Cittadini	47%	73%	251%
Daniel A. Gaudreau	46%	71%	244%

Long-Term Equity Incentive Awards  Actuate has structured its long-term incentive program for executive officers in the form of stock option grants, primarily under the 1998 Plan. Actuate’s long-term equity compensation is designed to strengthen the mutuality of interests between Actuate’s executive officers and its stockholders by giving executive officers a significant stake in the future performance of Actuate’s stock. Option grants provide a return only if an executive officer remains employed by Actuate and then only if the market price of Actuate’s common stock appreciates over the option term.

Generally, to immediately align an executive officer with the interests of Actuate’s stockholders, a significant option grant is made in the year that an executive officer commences employment. Thereafter, option grants may be made at varying times and in varying amounts to reward an executive officer for past performance, to provide a continuing incentive for future performance and to further align executive officer and stockholder interests. The guidelines for equity grants are structured in consideration of peer group practice with respect to the economic value (Black-Scholes/binomial value) of the equity compensation provided, the number of shares granted each year as a percent of total common shares outstanding, and actual number of shares granted. These different guidelines are taken into consideration due to the inherent limitations of any one methodology. Actuate tends to give the most weight to the number of shares granted each year as a percent of total common shares outstanding. Actuate recognizes that a common practice is to determine equity guidelines solely based on the economic value of the award at the time of grant. However, the number of shares that would be required to deliver a market competitive equity incentive grant based on this methodology would be extremely high, due to Actuate’s current stock price, and would result in a total annual equity grant level that the Company does not believe is in the best interests of stockholders. The third guideline, the actual number of shares granted, is given little weight because it does not account for the total number of outstanding shares and does not facilitate a comparison of annual grant levels from year to year as a percentage of the outstanding shares.

The Compensation Committee determines the actual number of shares to be subject to each option grant. Generally, the size of each grant is set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual’s position with Actuate, the individual’s potential for future responsibility and promotion, the individual’s performance in the recent period and the number and value of unvested options held by the individual at the time of the new grant. The relative weight given to each of these factors will vary from individual to individual at the Compensation Committee’s discretion.

Each option grant allows the executive officer to acquire shares of Actuate’s common stock at a fixed price per share (the closing selling price on the grant date) over a specified period of time. Options typically vest in installments over a four-year period, contingent upon the executive officer’s continued employment with Actuate. The vesting schedule and the number of option shares granted are established to ensure a meaningful incentive in each year following the year of grant until all shares are vested.

6 The Compensation Committee may grant a special bonus for Mr. Cittadini and Mr. Gaudreau if non-GAAP EPS, license and first year maintenance revenue, or open source driven revenue exceed certain pre-determined levels. The Committee has also reserved the right to review and modify plan numbers after six months of actual results, depending on the macro-environment for the Company’s business.

In January 2007, the Board granted stock options to Mr. Cittadini (300,000 shares), Mr. Gaudreau (200,000 shares), Ms. Vogt (100,000 shares), Mr. Coggins (100,000 shares) and Mr. Akiha (100,000 shares). Additional information regarding these awards is set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table contained in this proxy statement. In January 2008, the Board granted stock options to Mr. Cittadini (300,000 shares), Mr. Gaudreau (200,000 shares), Ms. Vogt (100,000 shares), Mr. Coggins (100,000 shares) and Mr. Akiha (75,000 shares).7

Severance Agreements  In October 2005, Actuate entered into a change of control severance benefit agreement (the “Severance Agreements”) with each of the following executive officers named in the Summary Compensation Table: Messrs. Cittadini, Gaudreau, Coggins, Akiha and Ms. Vogt. These agreements were scheduled to expire on December 31, 2007. The Compensation Committee engaged Compensia to conduct a survey to analyze the competitiveness of the Severance Agreements by comparison to the Updated Peer Group. As a result of this survey, the Compensation Committee determined that the Severance Agreements were competitive and entered into new severance agreements that are substantially the same as the prior agreements. However, based on the market data collected by Compensia, the Compensation Committee determined that market practice is to enter into change in control severance agreements with an unlimited duration, and accordingly, the new agreements do not contain an expiration date. Also based on market data, the Compensation Committee chose not to add significant additional features to the agreements, such as a tax gross-up. A summary of the material terms of the new severance agreements, together with a quantification of the benefits available under the agreements, may be found in the section of the proxy statement entitled “Executive Compensation and Related Information — Termination of Employment and Change in Control Arrangements.” The severance agreements are intended to keep executive management neutral and aligned with the stockholders’ best interests when considering an acquisition of Actuate and also to provide a stable transition period following such an acquisition by imposing a double trigger on the benefits provided under such agreements. The severance benefits will only be payable if the executive’s employment terminates under certain specified circumstances in connection with a change in control of the company and will not be payable to an executive who leaves Actuate’s employ without good reason. Accordingly, the severance agreements provide protection against an involuntary termination or constructive termination following a change in control and will allow the executives to focus their attention on acquisition proposals that are in the best interests of the stockholders, without undue concern as to their own financial situation. For such reasons, we believe the terms of the severance agreements properly motivate the executive management team to evaluate potential change in control transactions in accord with Actuate’s stockholders’ best interests. We also believe based on advice from Compensia, that the terms of the severance agreements are within the range of best practices for Actuate’s size and stage of development.

Stock Option Policies  There is no established practice of timing of performance award equity grants in advance of the release of favorable financial results or adjusting the award date in connection with the release of unfavorable financial developments affecting our business. Performance awards for existing executive officers and employees are typically made in connection with the annual review process which occurs in January each year. Options relating to these performance awards are then granted in the January meeting of the Compensation Committee. The date for the January meeting of the Compensation Committee is normally set approximately one year prior to that meeting. However, the date for the January 2008 meeting of the Compensation Committee was adjusted in Fall 2007 in order to accommodate a scheduling conflict. Equity awards for newly hired executives are typically made at the next scheduled Compensation Committee meeting following the hire date. It is our intent that all stock option grants have an exercise price per share equal to the closing selling price per share on the grant date.

In July 2006, the Board of Directors established a policy pursuant to which option grants to Section 16 officers and directors (other than automatic grants to directors at the annual stockholder meeting) are to be made only at duly

7 Each reported option will vest in accordance with the following schedule: twenty-five percent of the option shares will vest on the one year anniversary of the option grant date and the remaining option shares will vest in thirty-six equal monthly installments over the thirty-six month period measured from the first anniversary of the option grant date, provided the optionee continues to provide services to the Corporation through each applicable vesting date.

convened meetings of the Compensation Committee. Prior to July 2006, the Corporation also granted options to Section 16 officers and directors via unanimous written consent resolutions.

Actuate does not have a policy to require executive officers to hold options or other equity for any period of time.

Tax Limitation  Under federal tax laws, a publicly-held company such as Actuate is not allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to compensation that is not performance based. Non-performance based compensation paid to Actuate’s covered executive officers for 2007 did not exceed the $1.0 million limit per officer and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the Corporation’s executive officers for the 2008 year will be in excess of the deductible limit. To qualify for an exemption from the $1.0 million deduction limitation, the stockholders approved a limitation under Actuate’s 1998 Plan on the maximum number of shares of Common Stock for which any one participant may be granted stock options per calendar year. As a result of that limitation, the compensation deemed paid to an executive officer in connection with the exercise of outstanding options under the 1998 Plan with an exercise price equal to the fair market value of the option shares on the grant date should in most instances qualify as performance-based compensation that will not be subject to the $1.0 million limitation.

However, the Compensation Committee believes that in establishing the cash and equity incentive compensation programs for the company’s executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason the Compensation Committee may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash incentive award programs tied to the company’s financial performance or equity incentive grants tied to the executive officer’s continued service, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. The Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the executive officers essential to the company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Conclusion

Actuate believes the total compensation packages for its executive officers are reasonable and appropriate considering Actuate’s size and stage of development, the competitive environment in which it operates, achievement of its annual goals and its overall performance.

Summary Compensation Table

The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to the Corporation and its subsidiaries for the years ended December 31, 2006 and December 31, 2007 by the Corporation’s CEO, CFO and each of the Corporation’s three other most highly compensated executive officers whose total compensation for the 2007 fiscal year was in excess of $100,000 and who were serving as executive officers at the end of that year. No other executive officers who would have otherwise been includable in such table on the basis of total compensation for the 2007 fiscal year have been excluded by reason of their termination of employment or change in executive status during that year. The Corporation does not sponsor a pension plan or a non-qualified deferred compensation plan and has not granted stock or stock-based awards other than stock options to its executive officers.

				Non-Equity
			Option	Incentive Plan	All Other
		Salary	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)

Peter I. Cittadini,	2006	415,000	621,596	380,677	41,300	1,458,573
Chief Executive Officer and President	2007	430,000	885,769	633,050	41,300	1,990,119
Daniel A. Gaudreau,	2006	280,000	406,971	305,182	41,300	1,033,454
Senior Vice President Operations and Chief Financial Officer	2007	300,000	586,935	443,135	44,675	1,374,745
Ilene M. Vogt,	2006	225,000	250,693	170,000	40,820	686,513
SVP Global Field Operations	2007	225,000	314,334	191,250	44,195	774,779
Mark A. Coggins,	2006	220,000	289,454	54,309	40,820	604,583
SVP Engineering	2007	230,000	321,709	51,600	44,195	647,504
N. Nobby Akiha,	2006	215,000	117,031	53,075	20,650	405,756
SVP Marketing	2007	225,000	249,939	50,478	44,675	570,092

(1)	Includes amounts deferred at the executive officer’s election under the Actuate Corporation 401(k) Retirement Savings Plan, a qualified deferred compensation plan under section 401(k) of the Internal Revenue Code.

(2)	The amounts in column (d) reflect the compensation cost recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006, and December 31, 2007, in accordance with SFAS 123(R), with respect to outstanding stock options granted to the named executives, whether granted in the 2006 or 2007 fiscal year or any earlier fiscal year. The reported amounts are based on the grant date fair value of each of those options and have not been adjusted for the potential impact of estimated forfeitures. Assumptions used in the calculation of the grant date fair value of each option under SFAS 123(R) are included in Note 9 of the Notes to Consolidated Financial Statements in our 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2008.

(3)	The amounts in column (e) reflect the cash awards to the named executive under the Corporation’s non-equity incentive plan which is described in detail under the heading “Non Equity Incentive Plan Award” herein.

(4)	The amounts in column (f) reflect the summary cash value of certain perquisites received by the named executive as described in the table below, Itemization of All Other Compensation

Itemization of All Other Compensation

The following table provides an itemization of other compensation (see column f above) earned for services rendered in all capacities to the Corporation and its subsidiaries for the years ended December 31, 2006 and December 31, 2007 by the Corporation’s CEO, CFO and each of the Corporation’s three other most highly compensated executive officers whose total compensation for the 2007 fiscal year was in excess of $100,000 and who were serving as executive officers at the end of that year. No other executive officers who would have otherwise been includable in such table on the basis of total compensation for the 2007 fiscal year have been excluded by reason of their termination of employment or change in executive status during that year.

			Tax and
	Car	Un-reimbursed	Estate	Health Ins.	Umbrella	401k
	Allowance	Medical Exps.	Planning	Premiums	Ins Cov	Match	Total
Name and Principal Position	($)	($)	($)	($)	($)	($)	($)

Peter I. Cittadini,	18,000	10,000	10,000	1,800	1,500	—	41,300
Daniel A. Gaudreau,	18,000	10,000	10,000	1,800	1,500	3,375	44,675
Ilene M. Vogt,	18,000	10,000	10,000	1,320	1,500	3,375	44,195
Mark A. Coggins,	18,000	10,000	10,000	1,320	1,500	3,375	44,195
N. Nobby Akiha,	18,000	10,000	10,000	1,800	1,500	3,375	44,675

Grants of Plan-Based Awards

The following table provides summary information concerning each grant of an award made to an executive officer in 2007 under a compensation plan.

					All Other
					Option Awards:
					Number of	Exercise or
					Securities	Base Price of	Grant Date
		Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Underlying	Option	FAS123R
		Threshold	Target	Maximum	Options	Awards	Value
Name	Grant Date	($)	($)	($)	(#)(4)	($/Sh)	($)

Peter I. Cittadini	01/24/07	176,250	300,000	900,000	300,000	5.11	1,046,204
Daniel A. Gaudreau	01/24/07	123,375	210,000	630,000	200,000	5.11	697,469
Ilene M. Vogt	01/24/07	191,250	225,000	(2)	100,000	5.11	348,735
Mark A. Coggins	01/24/07	68,425	80,500	(3)	100,000	5.11	348,735
N. Nobby Akiha	01/24/07	66,938	78,750	(3)	100,000	5.11	348,735

(1)	Reflects the potential payouts under the Corporation’s non-equity incentive plan based on the Corporation’s performance for the 2007 fiscal year. The actual amounts earned under such plan for the 2007 fiscal year are disclosed in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.” For further information concerning the performance goals applicable to these awards and the methodology for determining the actual amount of such awards, see the “Compensation Discussion and Analysis” section above.

(2)	Ms. Vogt received an annual kicker incentive award to the extent the Company exceeded her annual license and first year maintenance bookings target of $74,143,000. For each $1,000,000 of bookings greater than $74,143,000 but less than $76,143,001 Ms. Vogt earned a bonus of $30,000. For each $1,000,000 of total bookings greater than $76,143,000 but less than $78,143,001 Ms. Vogt earned a bonus of $40,000. For every additional $1,000,000 above $78,143,001 Ms. Vogt earned a bonus of $50,000.

(3)	Messrs. Coggins’ and Akiha’s non-equity incentive plan awards were structured so as to provide an additional payment of 0.2% of their salary for every $100,000 that Actuate’s license and first year maintenance bookings exceed one hundred percent of Actuate’s annual goal.

(4)	Each reported option will vest in accordance with the following schedule: twenty-five percent of the option shares will vest on the one year anniversary of the option grant date and the remaining option shares will vest in thirty-six equal monthly installments over the thirty-six month period measured from the first anniversary of the option grant date, provided the optionee continues to provide services to the Corporation through each applicable vesting date.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards for each of Actuate’s executive officers as of December 31, 2007. As of December 31, 2007, none of the executive officers held unvested stock or stock-based awards other than the unexercisable stock options reported below.

	Option Awards(1)
			Equity
			Incentive Plan
			Awards:
		Number of	Number of
	Number of	Securities	Securities
	Securities	Underlying	Underlying
	Underlying	Unexercised	Unexercised
	Options	Options	Unearned	Option	Option
	(#)	(#)	Options	Exercise Price	Expiration
Name	Exercisable	Unexercisable	(#)	($)	Date

Peter I. Cittadini	101,168		0	$3.53	12/11/08(3)
	458,832		0	$3.53	12/11/08(3)
	500,000		0	$3.75	10/29/11(2)
	600,000		0	$1.49	03/03/13(2)
	79,118		0	$1.49	03/03/13(5)
	300,000		0	$1.49	03/03/13(2)
	1,000,000		0	$1.49	03/03/13(4)
	39,559		0	$1.49	03/03/13(6)
	366,667	33,333	0	$2.99	04/02/14(2)
	218,750	81,250	0	$2.48	01/28/15(2)
	107,813	117,187	0	$3.59	01/24/16(2)
		300,000		$5.11	01/24/17(2)
Daniel A. Gaudreau	11,334		0	$2.06	05/27/08(3)
	47,675		0	$3.53	12/11/08(3)
	5,992		0	$3.53	12/11/08(3)
	300,000		0	$3.75	10/29/11(2)
	160,000		0	$1.49	03/03/13(2)
	40,156		0	$1.49	03/03/13(5)
	200,000		0	$1.49	03/03/13(2)
	61,387		0	$1.49	03/03/13(5)
	20,078		0	$1.49	03/03/13(6)
	229,167	20,833	0	$2.99	04/02/14(2)
	145,833	54,167	0	$2.48	01/28/15(2)
	71,875	78,125	0	$3.59	01/24/16(2)
		200,000		$5.11	01/24/17(2)
Ilene M. Vogt	64,000		0	$3.53	12/11/08(3)
	300,000		0	$3.75	10/29/11(2)
	150,000		0	$1.49	03/03/13(2)
	72,585		0	$1.49	03/03/13(2)
	6,688		0	$1.49	03/03/13(2)
	275,000	25,000	0	$2.99	04/02/14(2)
	72,917	27,083	0	$2.48	01/28/15(2)
	23,958	26,042	0	$3.59	01/24/16(2)
		100,000		$5.11	01/24/17(2)
Mark A. Coggins	218,750		0	$3.56	10/08/13(2)
	4,167	27,083	0	$2.48	01/28/15(2)
	35,938	39,062	0	$3.59	01/24/16(2)
		100,000		$5.11	01/24/17(2)
N. Nobby Akiha	100,000		0	$3.75	10/29/11(2)
	37,976		0	$1.49	03/03/13(2)
	312,024		0	$1.49	03/03/13(2)
	72,917	27,083	0	$2.48	01/28/15(2)
	23,958	26,042	0	$3.59	01/24/16(2)
		100,000		$5.11	01/24/17(2)

(1)	Each option will vest in full on an accelerated basis upon certain changes in control or upon the optionee’s termination of employment under certain circumstances in connection with such change in control, as described in more detail under the heading “Termination of Employment and Change in Control Agreements” herein.

(2)	Each of these reported options vests in accordance with the following schedule: twenty-five percent of the option shares vest on the one year anniversary of the option grant date and the remaining option shares vest in thirty-six equal monthly installments over the thirty-six month period measured from the first anniversary of the option grant date, provided the optionee continues to provide services to the Corporation through each applicable vesting date. The options held by the executive officers that vest in accordance with this schedule are as follows:

			Number of Shares
	Option	Total Number of	Exercised Before
Name	Grant Date	Shares Granted	January 1, 2008

Peter I. Cittadini	10/29/01	500,000	0
	03/03/03	600,000	0
	03/03/03	300,000	0
	04/02/04	400,000	0
	01/28/05	300,000	0
	01/24/06	225,000	0
	01/24/07	300,000	0
Daniel A. Gaudreau	10/29/01	300,000	0
	03/03/03	160,000	0
	03/03/03	200,000	0
	04/02/04	250,000	0
	01/28/05	200,000	0
	01/24/06	150,000	0
	01/24/07	200,000	0
Ilene M. Vogt	10/29/01	300,000	0
	03/03/03	200,000	50,000
	03/03/03	72,585	0
	03/03/03	6,688	0
	04/02/04	300,000	0
	01/28/05	100,000	0
	01/24/06	50,000	0
	01/24/07	100,000	0
Mark A. Coggins	10/08/03	400,000	181,250
	01/28/05	100,000	68,750
	01/24/06	75,000	0
	01/24/07	100,000	0
N. Nobby Akiha	10/29/01	100,000	0
	03/03/03	37,976	0
	03/03/03	312,024	0
	01/28/05	100,000	0
	01/24/06	50,000	0
	01/24/07	100,000	0

(3)	Each of these reported options vested in accordance with the following schedule: twenty percent of the option shares vested on the one year anniversary of the option grant date and the remaining option shares vested in forty-eight equal monthly installments over the forty-eight month period measured from the first anniversary of the option grant date, provided the optionee continued to provide services to the Corporation through each applicable vesting date. The options held by the executive officers that vested in accordance with this schedule are as follows:

			Number of Shares
	Option	Total Number of	Exercised Before
Name	Grant Date	Shares Granted	January 1, 2007

Peter I. Cittadini	12/11/98	101,168	0
	12/11/98	458,832	0
Daniel A. Gaudreau	05/27/98	40,000	28,666
	12/11/98	110,596	62,921
	12/11/98	29,404	23,412
Ilene M. Vogt	12/11/98	120,000	56,000

(4)	The reported option vested in accordance with the following schedule: thirty-three percent of the option shares vested on the one year anniversary of the option grant date and the remaining option shares vested in twenty-four equal monthly installments over the twenty-four month period measured from the first anniversary of the option grant date, provided the optionee continued to provide services to the Corporation through each applicable vesting date. The option that vested in accordance with this schedule is as follows:

			Number of Shares
	Option	Total Number of	Exercised Before
Name	Grant Date	Shares Granted	January 1, 2007

Peter I. Cittadini	03/03/03	1,000,000	0

(5)	Each of these reported options vested in accordance with the following schedule: one hundred percent of the option shares vested on the one year anniversary of the option grant date, provided the optionee continued to provide services to the Corporation through such date. The options held by the executive officers that vested in accordance with this schedule are as follows:

			Number of Shares
	Option	Total Number of	Exercised Before
Name	Grant Date	Shares Granted	January 1, 2007

Peter I. Cittadini	03/03/03	79,118	0
Daniel A. Gaudreau	03/03/03	40,156	0
	03/03/03	61,387	0

(6)	Each of these reported options vested in accordance with the following schedule: one hundred percent of the option shares vested on the six-month anniversary of the option grant date, provided the optionee continued to provide services to the Corporation through such date. The options held by the executive officers that vested in accordance with this schedule are as follows:

			Number of Shares
	Option	Total Number of	Exercised Before
Name	Grant Date	Shares Granted	January 1, 2007

Peter I. Cittadini	03/03/03	39,559	0
Daniel A. Gaudreau	03/03/03	20,078	0

Option Exercises and Stock Vested

The following directors and executive officers exercised stock options in 2007:

	Number of Shares	Value Realized
	Acquired on	on Exercise
Name	Exercise (#)	($)

Kenneth E. Marshall	22,500	114,450
Nicolas C. Nierenberg	840,000	3,536,156
Steven D. Whiteman	81,788	419,858
George B. Beitzel	100,000	559,500
Ilene Vogt	50,000	356,500
Mark A. Coggins	250,000	1,211,750

(1)	Value realized is determined by multiplying (i) the amount by which the market price of the common stock on the date of exercise exceeded the exercise price by (ii) the number of shares for which the options were exercised.

No restricted stock or restricted stock unit awards were granted or vested during 2007 and no officers held restricted stock awards or restricted stock unit awards in 2007. No stock appreciation rights were exercised by the executive officers during the 2007 fiscal year, and none of those executive officers held any stock appreciation rights in 2007.

Pension Benefits

Actuate does not sponsor a tax-qualified defined benefit retirement plan or a supplemental executive retirement plan.

Nonqualified Deferred Compensation

Actuate does not sponsor a nonqualified deferred compensation plan.

Termination of Employment and Change in Control Agreements

Summary

Upon a Change in Control, each outstanding award under the 1998 Plan will vest and become immediately exercisable as to all the shares subject to such award if that award is not assumed by the surviving corporation or its parent or otherwise replaced with a substitute award with substantially the same terms or preserving the economic value of that award. In the event of an involuntary termination of the optionee’s employment within 12 months following a Change in Control in which the award is assumed or replaced, the vesting of each award held by such individual will accelerate in full.

Under the 1998 Plan a Change in Control is defined as (i) a merger or consolidation after which Actuate’s then current stockholders own less than 50% of the surviving corporation, (ii) a sale of all or substantially all of the assets of Actuate, (ii) a proxy contest that results in replacement of more than one-third of the directors over a 24-month period or (iv) an acquisition of 50% or more of Actuate’s outstanding stock by a person other than a trustee of any of Actuate’s employee benefit plans or a corporation owned by the stockholders of Actuate in substantially the same proportions as their stock ownership in Actuate.

In December 2007, Actuate amended the change of control severance benefit agreements (the “Severance Agreements”) with each of the following executive officers: Messrs. Cittadini, Gaudreau, Coggins and Akiha and Ms. Vogt in order to conform certain provisions in those agreements to recent changes in the federal tax laws. The Severance Agreements were originally entered into in October 2005. Pursuant to the terms of the Severance Agreements (as amended) in the event the executive officer’s employment with Actuate terminates pursuant to an involuntary termination, or his or her resignation for good reason, within 12 months following a change in control of Actuate, or should such executive officer’s employment be terminated by Actuate for any reason other than for cause during the period commencing with Actuate’s execution of a definitive agreement to effect a change in control of Actuate and ending on the earliest to occur of (i) the closing of the change in control contemplated by such definitive agreement or (ii) the termination of such definitive agreement without the consummation of the contemplated change in control (the “Pre-Closing Period”), then the executive officer’s will become entitled to receive the following change in control severance benefits, provided the executive officer executes a general release of all claims against Actuate: (i) each outstanding option held by the executive officer will become fully vested and exercisable, (ii) a lump-sum cash severance payment in an amount equal to 1.5 times (1 times for Mr. Akiha, Mr. Coggins and Ms. Vogt) the sum of (a) the executive’s annual rate of base salary and (b) the executive’s average bonus (measured over the 3 years prior to the year of termination), and (iii) continued health care coverage at Actuate’s expense for a period of up to 18 months (up to 12 months for Mr. Akiha, Mr. Coggins and Ms. Vogt). However, the executive’s right to certain of those benefits will be dependent upon the consummation of an actual change in control. Any severance benefits which are treated as parachute payments under Section 280G of the Internal Revenue Code will be subject to reduction, to the extent such reduction would provide the executive officer with the greatest after-tax amount of benefits after taking into account any excise tax to which he or she might be subject under Section 4999 of the Internal Revenue Code.

Quantification of Benefits

The charts below indicate the potential payments each of our executive officers would receive under their Severance Agreements based upon the following assumptions:

(i) the executive’s employment terminated on December 31, 2007 under circumstances entitling the executive to severance benefits under the executive’s Severance Agreement,

(ii) as to any benefits tied to the executive’s rate of base salary, the rate of base salary is assumed to be the executive’s rate of base salary as of December 31, 2007, and

(iii) the change in control is assumed to have occurred on December 31, 2007 and the change in control consideration paid per share of outstanding common stock is assumed to be equal to the closing selling price of our common stock on December 31, 2007, which was $7.77 per share.

Because the amounts reported below are based on hypothetical circumstances, the amounts payable upon an actual change in control could differ, perhaps materially, from those reported herein.

NOTE: In the table below you might want to add a final column which shows the total value of the severance package, as recommended by the SEC Staff

Change in Control Severance Benefits (1)

	Cash	Value of Health	Value of Unvested
	Severance	Coverage	Options	Combined
Executive Officer	($)(2)	($)	($)(3)	Total Value

Peter I. Cittadini	1,332,364	23,908	1,876,986	3,233,257
Daniel A. Gaudreau	980,784	23,908	1,244,688	2,249,379
Ilene M. Vogt	389,167	9,269	637,625	1,036,060
Mark A. Coggins	143,362	5,644	572,548	721,554
N. Nobby Akiha	280,939	15,939	518,125	815,002

(1)	Any benefits payable under the Severance Agreement which are treated as parachute payments under Section 280G of the Internal Revenue Code will be subject to reduction, to the extent such reduction would provide the executive officer with the greatest after-tax amount of benefits after taking into account any excise tax to which he or she might be subject under Section 4999 of the Internal Revenue Code.

(2)	As of December 31, 2007, the three year average bonus, upon which a portion of the cash severance amount is calculated, for each executive officer was as follows: Mr. Cittadini, $458,242; Mr. Gaudreau, $353,856; Ms. Vogt, $164,167; Mr. Coggins, $56,724 and Mr. Akiha, $55,939.

(3)	Represents the intrinsic value of each stock option which vests on an accelerated basis in connection with the change in control or termination of employment and is calculated by multiplying (i) the aggregate number of equity awards which vest on such an accelerated basis by (ii) the amount by which the $7.77 closing selling price of our common stock on December 31, 2007 exceeds any exercise price payable per vested share.

CERTAIN RELATIONSHIPS, RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

Actuate agreed to reimburse SkyFarm LLC up to $100,000 for business transportation services provided to Mr. Nierenberg in 2007. Mr. Nierenberg, Actuate’s Chairman of the Board and Chief Architect, is the General Partner of SkyFarm LLC.

Actuate’s Bylaws provide that Actuate shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

Actuate has entered into indemnification agreements with its directors containing provisions that may require Actuate, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as officers and directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Actuate also maintains insurance policies covering officers and directors under which the insurers agree to pay, subject to certain exclusions, for any claim made against the officers and directors of Actuate for a wrongful act that they may become legally obligated to pay for or for which Actuate is required to indemnify the officers or directors.

For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with Actuate. The Board considers all relevant facts and circumstances in making an independence determination. The independent directors are named above under Proposal 1: “Election of Directors.”

In the course of the Board’s determination regarding the independence of each non-employee director, it considered any and all transactions, relationships and arrangements a director may have with the Corporation. All members of the Audit, Compensation, and Corporate Governance/Nominating Committees must be independent directors. Members of the Audit Committee must satisfy a Securities and Exchange Commission (“SEC”) independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Actuate or any of its subsidiaries other than their directors’ compensation.

The Board has determined that, except as noted below, all members of the Board are “independent directors” within the meaning of the applicable listing standards of Nasdaq. Messrs. Cittadini and Nierenberg are not considered independent because they are executive officers of Actuate.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

The members of the Board of Directors, the executive officers of Actuate and persons who hold more than 10% of Actuate’s outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of Actuate’s Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports that Actuate received from such persons during 2007 for their transactions in the Common Stock and their Common Stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for 2007, Actuate believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its executive officers, directors and greater than 10% stockholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of Messrs. Beitzel, Marshall and Whiteman. None of these individuals was at any time during 2007, or at any other time, an officer or employee of Actuate. No executive officer of Actuate serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Actuate’s Board of Directors or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

Based on its review and discussion of the Compensation Discussion and Analysis with Actuate’s management and, based on that review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in Actuate’s Proxy Statement and 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2008.

COMPENSATION COMMITTEE

Kenneth E. Marshall, Chairman
George B. Beitzel
Steven D. Whiteman

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to Actuate’s audited financial statements for the fiscal year ended December 31, 2007.

The purpose of the Audit Committee is to assist the Board of Directors in its oversight of Actuate’s financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full duties and responsibilities of the Audit Committee.

The Audit Committee has reviewed and discussed the consolidated audited financial statements with management and KPMG LLP, Actuate’s Independent Registered Public Accountants. Actuate management is responsible for financial reporting processes, the preparation of financial statements in accordance with generally accepted accounting principles and a system of internal controls and processes designed to help ensure compliance with applicable accounting standards. KPMG LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

During 2007, the Audit Committee held 4 meetings. The meetings were conducted to permit open communication among the members of the Audit Committee, KPMG LLP and Actuate management. Among other things, the Audit Committee discussed with KPMG LLP the plans and scope of their audit. The Audit Committee met with KPMG LLP with and without management present to discuss the results of their work and their opinions and recommendations with respect to Actuate’s internal controls and processes. The Audit Committee has also reviewed and approved the fees paid to KPMG LLP for audit and non-audit services.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement of Auditing Standards No. 114 The Auditor’s Communication with those Charged with Governance, which includes, among other items, a review of KPMG’s findings during its examination of Actuate’s financial statements. The Audit Committee has also reviewed the written disclosures and a letter from KPMG LLP required by Independence Standards Board Standard No. 1 which relates to the accountant’s independence from Actuate, and has discussed with KPMG LLP their independence from Actuate.

Based on the review and discussions referred to above, the Audit Committee recommended to Actuate’s Board of Directors that the audited financial statements be included in Actuate’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

AUDIT COMMITTEE

Steven D. Whiteman, Chairman
George B. Beitzel
Kenneth E. Marshall

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Stockholder proposals that are intended to be presented at the annual meeting of stockholders to be held in calendar year 2009 must be received by December 25, 2008 in order to be included in the proxy statement and proxy relating to that meeting. Stockholder proposals should be addressed to Corporate Secretary, Actuate Corporation, 2207 Bridgepointe Parkway, Suite 500, San Mateo, California 94404.

In addition, the proxy solicited by the Board of Directors for the 2009 annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless Actuate is provided with notice of such proposal no later than March 10, 2009.

OTHER MATTERS

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

Actuate will mail without charge, upon written request, a copy of Actuate’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, excluding exhibits. Requests should be sent to Actuate Corporation, 2207 Bridgepointe Parkway, Suite 500, San Mateo, California 94404, Attn: Investor Relations. The Annual Report can also be viewed on our website at www.actuate.com.

By Order of the Board of Directors,

Nicolas C. Nierenberg
Chairman of the Board
and Chief Architect

San Mateo, California
April 16, 2008

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING. THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

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You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

 Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

		VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004

		Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 20, 2008.

		Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.

		Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - George B. Beitzel	☐	☐	02 - Peter l. Cittadini	☐	☐	03 - Kenneth E. Marshall	☐	☐

	04 - Nicolas C. Nierenberg	☐	☐	05 - Arthur C. Patterson	☐	☐	06 - Steven D. Whiteman	☐	☐

		For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as the Company’s Independent Registered Public Accountants for the fiscal year ending December 31, 2008.	☐	☐	☐	3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

■	+

<STOCK#>

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Actuate Corporation

2207 Bridgepointe Parkway, Suite 500
San Mateo, CA 94404

This Proxy is Solicited on Behalf of the Board of Directors of Actuate Corporation
for the Annual Meeting of Stockholders to be held May 21, 2008
The undersigned holder of Common Stock, par value $0.001, of Actuate Corporation (the “Company”) hereby appoints Peter I. Cittadini and Daniel A. Gaudreau, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, May 21, 2008 at 9:00 a.m., local time, at the Company’s principal executive offices located at 2207 Bridgepointe Parkway, Suite 500, San Mateo, CA 94404, and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.
This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AND FOR PROPOSAL 2, AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Corporate Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)